ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                  ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A
                    SUPPLEMENT, DATED AUGUST 9, 2001, TO THE
       SELECTDIRECTIONS(SM) VARIABLE ANNUITY PROSPECTUS DATED MAY 1, 2001

The purpose of this supplement is to correct a printing error in the above-referenced prospectus for the SelectDirections(sm) Variable Annuity contract ("Contract") offered by Allstate Life Insurance Company of New York. Please read this supplement carefully and retain it for future reference. This supplement is not valid unless it is accompanied by a current prospectus for the Contract. The terms we use in this supplement have the same meanings as in the prospectus for the Contract.

Page 17: Change all references to the "Van Kampen LIT Variable Sub-Account" in the second and third paragraphs under "Six Month Dollar Cost Averaging Fixed Account Option" and the second and third paragraphs under "Twelve Month Dollar Cost Averaging Fixed Account Option" to the "Van Kampen LIT Money Market Variable Sub-Account."